Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Reaches Partial Settlement with Internal Revenue Service

DALLAS — Nov. 22, 2006 — Tenet Healthcare Corporation (NYSE: THC) announced today that it has reached a settlement with the Internal Revenue Service to resolve certain disputed issues in connection with the audit of its tax returns for the fiscal years 1995, 1996 and 1997.  As part of the settlement, the company said it expects to make a payment in the fourth quarter of 2006 of approximately $80 million representing taxes and interest owed under the settlement.

The company expects the settlement announced today will not have a material impact on income from continuing or discontinued operations after taking into account the impact of the deferred tax valuation allowance.

As the company has previously disclosed, the IRS issued a notice of tax deficiency in 2003 for the fiscal years 1995 through 1997, and Tenet filed a petition to contest the alleged deficiency in U.S. Tax Court.  The settlement announced today relates to the deductibility of a portion of a civil settlement Tenet had paid to the federal government in 1994 as well as the amount of tax depreciation expense claimed with respect to certain capital expenditures incurred during fiscal years 1995 through 1997.

Tenet said one issue remains to be resolved with the IRS from the audit of fiscal years 1995 through 1997.  That remaining issue relates to the timing of the deductibility of certain contributions to the company’s health and welfare benefit plans.  Tenet said it is working with the IRS to resolve the issue without litigation.  It is expected that the ultimate resolution of this remaining issue will involve a cash payment by Tenet to the IRS of no more than $5 million.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.